Exhibit 99.1

CARDIOVASCULAR SYSTEMS ANNOUNCES

PRELIMINARY FIRST-QUARTER FINANCIAL RESULTS

Revenue of $18.7 Million Is Below Guidance Range,

Grows 3 Percent Over Prior Year’s First Quarter

Company Still Expects Double-Digit Growth for the Full Year of Fiscal 2012

Conference Call Scheduled for Today, October 6, 2011, at 3:45 PM CT (4:45 PM ET)

St. Paul, Minn., October 6, 2011 – Cardiovascular Systems, Inc. (CSI) (Nasdaq: CSII), a medical device company developing and commercializing innovative interventional treatment systems for vascular disease, today announced preliminary revenue of approximately $18.7 million for the fiscal 2012 first quarter ended September 30, 2011, compared with $18.2 million in the first quarter of fiscal 2011.

The fiscal 2012 first-quarter net loss is expected to be in the range of $(3.9) million to $(4.2) million, or $(0.22) to $(0.24) per common share, including approximately $(400,000), or $(0.02) per common share, of expenses related to conversion and valuation changes of convertible debt. Net loss was $(4.3) million, or $(0.28) per common share, in the fiscal 2011 first quarter.

CSI’s first-quarter results are preliminary and subject to the company’s management and independent auditors completing their customary quarterly review procedures.

David L. Martin, CSI president and chief executive officer, commented, “After five consecutive quarters of double-digit revenue growth, CSI’s growth slowed in the fiscal 2012 first quarter and was below our guidance. While we are still reviewing the results, we believe several factors disrupted growth in the short-term, but will lead to higher revenue growth in the future.”

The following factors affected first-quarter fiscal 2012 revenue growth:

1)	PAD (peripheral arterial disease) procedures are shifting from hospitals to physician office-based labs. This transition is expected to increase the number of PAD procedures performed in the future. In the short-term, however, hospital-based procedures and related purchases are decreasing. Purchases in the new office-based labs are lagging, due to the time dedicated to open those facilities and to limited cash resources that constrain their inventory levels. Sales to these labs are also highly competitive, which extends selling cycles.

2)	Customer demand for conversion to the Stealth 360° PAD System was stronger than expected. The Stealth 360° customer base grew more than 120 percent to 240 accounts in the just-completed quarter. This higher demand consumed selling time, as sales professionals installed the new device in accounts, and reduced purchases in the short-term, as customers transitioned inventory between product lines. The Stealth 360° also has significantly fewer crown configurations, reducing the number of devices the customer needs to have in inventory.

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October 6, 2011

3)	Significant changes are under way in sales and marketing. With the May 2011 addition of Kevin Kenny as executive vice president of sales and marketing, many important changes to the sales and marketing organization and programs are in progress. These changes are necessary to build a foundation for higher growth in the future, but can be disruptive initially.

4)	A general decline in PAD procedures occurred. Typically, PAD surgical procedures slow down in the summer months. Several sources indicate that the decline was more significant in 2011. While CSI does not believe this was a major cause for the lower revenue in the quarter, it likely heightened the effect of the other factors identified.

Martin continued, “We believe the sluggish first-quarter revenue growth is temporary, and we expect double-digit revenue growth for the full fiscal year. In fact, revenue in the month of September improved significantly as the short-term effect of these factors began to subside, growing 14 percent over September 2010. We remain confident that the strength of our Stealth 360° in an underserved PAD market, supported by unprecedented clinical data demonstrating its excellent safety and effectiveness, will result in attractive, sustainable growth over the long term.”

CSI will update fiscal 2012 guidance and provide guidance for second quarter of fiscal 2012 during its first-quarter earnings announcement, expected to be in early November.

Conference Call Today at 3:45 p.m. CT (4:45 p.m. ET)

Cardiovascular Systems, Inc. will host a live conference call and webcast to discuss this announcement today, October 6, 2011, at 3:45 p.m. CT (4:45 p.m. ET). To access the call, dial (888) 679-8034 and enter access number 95870696. Please dial in at least 10 minutes prior to the call and wait for assistance, or dial “0” for the operator. To listen to the live webcast, go to the investor information section of the company’s website, www.csi360.com, and click on the webcast icon. A webcast replay will be available beginning at 7 p.m. CT the same day.

For an audio replay of the conference call, dial (888) 286-8010 and enter access number 24154395. The audio replay will be available beginning at 8 p.m. CT on Tuesday, October 6, 2011, through 6 p.m. CT on Saturday, October 8, 2011.

About Peripheral Arterial Disease

As many as 12 million Americans, most over age 65, suffer from PAD, which is caused by the accumulation of plaque in peripheral arteries (commonly the pelvis or leg) reducing blood flow. Symptoms include leg pain when walking or at rest. Left untreated, PAD can lead to severe pain, immobility, non-healing wounds and eventually limb amputation. With risk factors such as diabetes and obesity on the rise, the prevalence of PAD is growing at double-digit rates.

Millions of patients with PAD may benefit from treatment with the Stealth 360° and Diamondback 360°, minimally invasive catheter systems developed and manufactured by CSI. These systems use a diamond-coated crown, attached to a guide wire, which sands away plaque while preserving healthy vessel tissue, or medial integrity — a critical factor in preventing reoccurrences. Balloon angioplasty and stents have significant shortcomings in treating hard, calcified lesions. Stents are prone to fractures and high recurrence rates, and treatment of hard, calcified lesions often leads to vessel damage and suboptimal results.

About Cardiovascular Systems, Inc.

Cardiovascular Systems, Inc., based in St. Paul, Minn., is a medical device company focused on developing and commercializing innovative solutions for treating vascular and coronary disease. The company’s Stealth 360°™, Diamondback 360® and Predator 360® PAD Systems treat calcified and fibrotic plaque in arterial vessels throughout the leg in a few minutes of treatment time, and address many

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October 6, 2011

of the limitations associated with existing surgical, catheter and pharmacological treatment alternatives. The U.S. FDA granted 510(k) clearance for the use of the Diamondback 360° in August 2007 and for the Stealth 360° in March 2011. To date, more than 55,000 PAD procedures have been performed using the Diamondback 360° and Stealth 360° in leading institutions across the United States.

CSI has also commenced its ORBIT II Investigational Device Exemption clinical trial to evaluate the safety and effectiveness of its orbital technology in treating coronary arteries. The coronary system is limited by federal law to investigational use and is currently not commercially available in the United States.

For more information, visit the company’s website at www.csi360.com.

Safe Harbor

Certain statements in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are provided under the protection of the safe harbor for forward-looking statements provided by that Act. For example, statements in this press release regarding (i) preliminary financial results and expectations for the fiscal 2012 net loss; (ii) belief that transitional factors disrupting growth in the short term will result in higher revenue growth in the future; (iii) the shift in procedures from hospitals to office-based labs and its effect on the number of PAD procedures in the short term and in the future; (iv) changes in the sales and marketing organization and programs that create the foundation for higher growth in the future; (v) the expectation that the low revenue growth this quarter is temporary and will recover for the remainder of this year; and (vi) attractive, sustainable growth over the long term and double-digit revenue growth for the full year of fiscal 2012, are forward-looking statements. These statements involve risks and uncertainties which could cause results to differ materially from those projected, including but not limited to quarterly review procedures; the potential for unanticipated delays in enrolling medical centers and patients for clinical trials; dependence on market growth; the reluctance of physicians to accept new products; the effectiveness of the Stealth 360°; actual clinical trial results; the impact of competitive products and pricing; the difficulty to successfully manage operating costs; fluctuations in quarterly results; FDA clearances and approvals; approval of products for reimbursement and the level of reimbursement; general economic conditions and other factors detailed from time to time in CSI’s SEC reports, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. CSI encourages you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, CSI’s actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and CSI undertakes no obligation to update them to reflect subsequent events or circumstances.

Contacts:

Cardiovascular Systems, Inc. Investor Relations (651) 259-2800 investorrelations@csi360.com	Padilla Speer Beardsley Inc. Marian Briggs (612) 455-1742 mbriggs@psbpr.com Nancy A. Johnson (612) 455-1745 njohnson@psbpr.com

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